Exhibit 5.1

August 21, 2006

Duquesne Light Holdings, Inc.

411 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Re:	Securities Being Registered under Registration Statement on Form S-3

This opinion letter is furnished in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Duquesne Light Holdings, Inc., a Pennsylvania corporation (the “Company”), of the offer and sale from time to time of up to 8,836,232 shares of common stock, no par value (the “Shares”). All of the Shares are being registered on behalf of certain shareholders of the Company (referred to in the Registration Statement under “Selling Shareholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions expressed herein are limited to matters governed by the laws of the Commonwealth of Pennsylvania as presently enacted and construed.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours truly,

Reed Smith LLP

/s/ Reed Smith LLP